#46V – October 17, 2013	Contact:	Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Third Quarter 2013 Results

Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its third quarter that ended September 29, 2013.

Third Quarter Highlights

•	Third quarter 2013 GAAP earnings per diluted share were $.59, compared with $.57 in 2012.

•	Third quarter 2013 GAAP results include $.04 per diluted share in after-tax charges related to restructuring activities, primarily previously announced plant closures. Third quarter 2012 GAAP results included a $.02 per diluted share benefit from gains on the sale of previously closed facilities and property insurance recoveries, partially offset by restructuring activities.

•	Base net income attributable to Sonoco (base earnings) for third quarter 2013 was $.63 per diluted share, compared with $.55 in 2012. (See base earnings definition and reconciliation later in this release.) Sonoco previously provided third quarter base earnings guidance of $.59 to $.63 per diluted share.

•	Third quarter 2013 net sales were a record $1.23 billion, up 3 percent, compared with $1.20 billion in 2012.

•	Cash flow from operations was $177 million, compared with $152 million in 2012. Free cash flow for the third quarter was $101 million, compared with $82 million in 2012. (Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures is defined as capital expenditures minus proceeds from the disposal of capital assets.)

Earnings Guidance Update

•	Fourth quarter 2013 base earnings are expected to be $.55 to $.59 per diluted share.

•	Guidance for full-year 2013 base earnings was updated to $2.27 to $2.31 per diluted share.

•	Free Cash Flow for full-year 2013 increased to $190 million from previous guidance of $150 million.

Third Quarter Review

Commenting on the Company’s third quarter results, Sonoco President and Chief Executive Officer Jack Sanders said, “Our diverse packaging solutions portfolio delivered the strongest quarter in two years with sales and gross profits again reaching records, while base earnings met the high end of our guidance. Despite tepid global economic conditions, we grew base earnings for the quarter nearly 16 percent year-over-year on strong productivity improvements, volume gains and a slightly positive price/cost relationship. These positive factors were partially offset by higher labor and other operating costs.”

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Sonoco Reports Third Quarter 2013 Results – page 2

“Operating profits from our Consumer Packaging segment increased 12 percent over the prior year’s third quarter due to a positive price/cost relationship and productivity improvements, partially offset by lower volume. In addition, operating profits from our Display and Packaging segment improved 74 percent in the quarter as strong volume growth more than offset higher operating costs.”

“Third quarter operating profits improved 14 percent in our Paper and Industrial Converted Products segment as strong productivity improvements and modest volume growth more than offset higher labor and other costs.”

“Our Protective Solutions segment reported a 7 percent decline in operating profits during the third quarter as the benefit of higher sales volumes were offset by changes in the overall sales mix and productivity gains were offset by higher labor and other operating expenses, including expenses associated with the start up of new operations.”

GAAP net income attributable to Sonoco in the third quarter was $61.2 million, or $.59 per diluted share, compared with $58.8 million, or $.57 per diluted share, in 2012. Base earnings were $65.1 million, or $.63 per diluted share in the third quarter, compared with $56.3 million, or $.55 per diluted share, in 2012. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

Third quarter base earnings excluded $.04 per diluted share in after-tax charges related to restructuring activities, including previously announced plant closures in Ireland and Canada. Base earnings in the third quarter of 2012 excluded income of $2.6 million, after tax, or $.02 per diluted share, representing gains from property insurance recoveries totaling $2.0 million, after tax, and net restructuring related gains from previously announced restructuring activities of $0.6 million, after tax. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the third quarter were $1.23 billion, compared with $1.20 billion in the same period in 2012. This 3 percent improvement was driven by gains in volume and mix from the Company’s Display and Packaging, Paper and Industrial Converted Products and Protective Solutions segments along with higher selling prices. These improvements were offset by a decline in Consumer Packaging segment volume and the divestiture of a small box plant.

Gross profits were a record $224 million in the third quarter, compared with $206 million in the same period in 2012. Gross profit as a percent of sales improved to 18.25 percent, compared with 17.25 percent in the same period in 2012. This 100 basis point improvement was due to strong productivity gains, volume growth and a positive price/cost relationship, partially offset by higher maintenance, labor, and other costs. The Company’s third quarter selling, general and administrative expenses increased 7 percent to $118 million due primarily to wage inflation and slightly higher management incentives, compared with the previous year.

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Sonoco Reports Third Quarter 2013 Results – page 3

Cash generated from operations in the third quarter was $177 million, compared with $152 million in the same period in 2012. Operating cash flow was up during the quarter reflecting an increase in current quarter payroll accruals, due to timing, and changes in deferred income taxes. These positive impacts to cash flow were partially offset by working capital changes which required a use of cash in the current quarter but were a benefit during the third quarter of 2012. Net capital expenditures and cash dividends were $44 million and $31 million, respectively, during the quarter compared with $40 million and $30 million, respectively, during the same period in 2012.

Year-to-date Results

For the first nine months of 2013, net sales were up about 1 percent to $3.63 billion, compared with $3.61 billion in the same period of 2012. Net income attributable to Sonoco for the first nine months of 2013 was $164.4 million, or $1.59 per diluted share, compared with $153.2 million, or $1.49 per diluted share, in the same period of 2012.

Earnings in the first nine months of 2013 were negatively impacted by after-tax restructuring and other charges of $13.2 million, or $.13 per diluted share, compared with $16.5 million, or $0.16 per diluted share, in the same period in 2012, also resulting from restructuring and other charges, net of gains from property sales and property insurance recoveries.

Base earnings for the first nine months of 2013 were $177.6 million, or $1.72 per diluted share, compared with $169.7 million, or $1.65 per diluted share, in the same period of 2012. The nearly 5 percent improvement in base earnings stemmed from productivity improvements, a positive price/cost relationship and modest volume growth, partially offset by higher labor, maintenance, pension and other expenses.

Gross profit was a record $652 million in the first nine months of 2013, compared with $640 million in the same period in 2012. Gross profit as a percent of sales was 18.0 percent, compared with 17.7 percent for the same period in 2012.

For the first nine months of 2013, cash generated from operations was a record $421 million, compared with $293 million in the same period in 2012. The improvement in cash flow from operations was due to higher earnings, working capital changes and lower pension and postretirement benefit plan contributions, which were $31 million in the first nine months of 2013, compared with $64 million in the same period in 2012. Net capital expenditures and cash dividends were $141 million and $93 million, respectively, during the first nine months of 2013, compared with $138 million and $90 million, respectively, in 2012. Free cash flow was $187 million for the first nine months, compared with $65 million in the same period last year.

At September 29, 2013, total debt was approximately $1.10 billion, a $270 million reduction from the Company’s year-end total of $1.37 billion. In the first nine months of 2013, the Company repatriated $260 million of accumulated offshore cash, of which $135 million was used to pay off a term loan. The remainder was used to pay down commercial paper and/or fund the normal cash needs of the Company. The Company had no commercial paper outstanding at the end of the third quarter of 2013, compared with $152 million at December 31, 2012. The Company’s debt-to-total capital ratio was 40.8 percent at September 29, 2013, compared with 47.7 percent at the end of 2012 and cash and cash equivalents were $287.6 million, compared with $373.1 million at year-end 2012.

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Sonoco Reports Third Quarter 2013 Results – page 4

Corporate

Net interest expense for the third quarter of 2013 decreased to $14.3 million, compared with $14.9 million during the same period in 2012. The decrease was due to lower year-over-year debt levels. The third quarter 2013 effective tax rate on GAAP and base earnings was 31.5 percent and 31.3 percent, respectively, compared with 31.2 percent and 31.3 percent, respectively, for the same period in 2012.

Fourth Quarter 2013 Outlook

Sonoco expects fourth quarter 2013 base earnings to be in the range of $.55 to $.59 per diluted share. The Company’s fourth quarter 2012 base earnings were $.55 per diluted share. Annual base earnings per diluted share are expected to be in the range of $2.27 to $2.31, compared with the previous estimate of $2.26 to $2.32. Free cash flow is expected to be approximately $190 million for 2013, which is a $40 million increase over previous estimates of $150 million. The Company’s base earnings guidance assumes modest volume growth compared to prior year and productivity improvements and higher year-over-year pension and other expenses. Although the Company believes the assumptions reflected in the range of guidance are reasonable, given the uncertainty regarding the global economy and fluctuating raw material prices and other costs, actual results could vary substantially.

Commenting on the Company’s outlook, Sanders said, “We are cautious entering the final quarter of 2013 due to the tremendous uncertainty surrounding weak global economic indicators and the current political gridlock in Washington. We remain focused on optimizing our portfolio of businesses by working to boost productivity, improving underperforming operations and managing margins by offsetting higher raw material cost inflation by implementing necessary price increases. Furthermore, we expect to complete our commitment to de-leverage our balance sheet by paying off approximately $118 million in 6.5% bonds maturing in November with available cash.”

Segment Review

Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging

Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Third quarter 2013 sales for the segment were $473 million, compared with $476 million in 2012. Segment operating profit was $49.0 million in the third quarter, compared with $43.8 million in the same quarter of 2012.

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Sonoco Reports Third Quarter 2013 Results – page 5

The slight decline in sales was due primarily to lower volume in metal ends, and thermoformed and injection-molded plastic products, largely offset by volume growth in flexible packaging and blow-molded plastics. Segment operating profit increased 12 percent due to a positive price/cost relationship and productivity improvements, which were partially offset by lower overall volume.

Display and Packaging

The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; and paper amenities, such as coasters and glass covers.

Third quarter 2013 sales for this segment were $143 million, compared with $125 million in 2012. Segment operating profit was $8.9 million in the quarter, compared with $5.1 million in the same quarter of 2012.

Sales increased 15 percent from last year’s third quarter due to volume growth in U.S. display and packaging and international contract packaging activities. Quarterly operating profit for the segment increased 74 percent year-over-year on volume growth and an improved mix of business in global display and packaging activities which was partially offset by higher labor and other costs.

Paper and Industrial Converted Products

The Paper and Industrial Converted Products segment includes the following products: high performance paper and composite paperboard tubes and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and other recycled materials.

Third quarter 2013 sales for the segment were $468 million, compared with $454 million in 2012. Segment operating profit was $37.7 million in the third quarter, compared with $33.2 million in 2012.

The 3 percent increase in sales was due to higher selling prices, primarily associated with a year-over-year increase in recovered paper costs, and volume and mix gains in North American and European industrial businesses. Operating profits rose 14 percent year-over-year due to strong productivity improvements, volume gains and business interruption insurance proceeds, partially offset by higher maintenance, labor and other costs.

Protective Solutions

The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; temperature-assurance packaging; and retail security packaging.

Third quarter 2013 sales were $143 million, compared with $141 million in 2012. Operating profit was $9.9 million, compared with $10.6 million in the third quarter of 2012.

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Sonoco Reports Third Quarter 2013 Results – page 6

This segment’s slight quarterly sales improvement was due to volume growth in the industrial and consumer protective businesses, offset by the divestiture of a small box plant and volume declines in retail security packaging. Operating profits declined nearly 7 percent as higher sales volumes were offset by changes in the overall sales mix and productivity improvements were more than offset by higher labor and other operating costs, including the start-up of a small plant in Mexico.

Conference Call Webcast

Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. EDT today. The live conference call and a corresponding presentation can be accessed via the Internet at http://www.sonoco.com, under the Investor Relations section. A telephonic replay of the call will be available starting at 1 p.m. EDT, to U.S. callers at 888-286-8010 and international callers at +617-801-6888. The replay passcode for both U.S. and international calls is 78200949. The archived call will be available through October 27, 2013. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco

Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging and packaging supply chain services. With annualized net sales of approximately $4.8 billion, the Company has 19,900 employees working in 347 operations in 34 countries, serving many of the world’s best-known brands in some 85 nations. Sonoco is a proud member of the 2012/2013 Dow Jones Sustainability World Index. For more information on the Company, visit our website at sonoco.com.

Forward-looking Statements

Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “will,” “would,” “aspires,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, realization of synergies resulting from acquisitions, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, sales growth, market leadership, realization of synergies resulting from acquisitions, continued payments of dividends, stock repurchases, producing improvements in earnings, financial results for future periods, goodwill impairment charges, expected amounts of capital spending, anticipated contributions to benefit plans, and creation of long-term value for shareholders.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

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Sonoco Reports Third Quarter 2013 Results – page 7

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:

•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing business on operating results;

•	international, national and local economic and market conditions;

•	availability of credit to us, our customers and/or suppliers in needed amounts and/or on reasonable terms;

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	pricing pressures, demand for products and ability to maintain market share;

•	continued strength of our paperboard-based tubes and cores, and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	ability to win new business and/or identify and successfully close suitable acquisitions at the levels needed to meet growth targets;

•	rate of growth in foreign markets;

•	foreign currency, interest rate and commodity price risk and the effectiveness of related hedges;

•	liability for and anticipated costs of environmental remediation actions;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	accuracy in valuation of deferred tax assets;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer or investor confidence; and

•	economic disruptions resulting from terrorist activities

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, sonoco.com.

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Sonoco Reports Third Quarter 2013 Results – page 8

References to our Website Address

References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012

Net sales	$1,227,749	$1,195,530	$3,633,218	$3,610,259
Cost of sales	1,003,712	989,301	2,980,901	2,970,627

Gross profit	224,037	206,229	652,317	639,632
Selling, general and administrative expenses	117,935	110,330	359,794	351,690
Restructuring/Asset impairment charges	5,818	(444)	18,785	24,164

Income before interest and income taxes	$100,284	$96,343	$273,738	$263,778
Net interest expense	14,286	14,852	42,961	45,521

Income before income taxes and equity in earnings of affiliates	85,998	81,491	230,777	218,257
Provision for income taxes	27,085	25,399	74,746	73,201

Income before equity in earnings of affiliates	58,913	56,092	156,031	145,056
Equity in earnings of affiliates, net of tax	2,512	2,937	8,233	8,236

Net income	61,425	59,029	164,264	153,292
Net (income) / loss attributable to noncontrolling interests	(185)	(193)	103	(65)

Net income attributable to Sonoco	$61,240	$58,836	$164,367	$153,227

Weighted average common shares outstanding – diluted	103,510	102,544	103,164	102,548

Diluted earnings per common share	$0.59	$0.57	$1.59	$1.49

Dividends per common share	$0.31	$0.30	$0.92	$0.89

FINANCIAL SEGMENT INFORMATION (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012
Net sales
Consumer Packaging	$473,332	$475,946	$1,411,645	$1,448,750
Paper and Industrial Converted Products	467,847	453,605	1,395,271	1,392,675
Display and Packaging	143,173	124,561	391,838	347,267
Protective Solutions	143,397	141,418	434,464	421,567

Consolidated	$1,227,749	$1,195,530	$3,633,218	$3,610,259

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$49,025	$43,829	$138,731	$136,661
Paper and Industrial Converted Products	37,722	33,150	104,717	105,106
Display and Packaging	8,858	5,098	18,946	13,969
Protective Solutions	9,934	10,645	30,520	29,303
Restructuring/Asset impairment charges	(5,818)	444	(18,785)	(24,164)
Other non-base charges	563	3,177	(391)	2,903

Consolidated	$100,284	$96,343	$273,738	$263,778

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Sonoco Reports Third Quarter 2013 Results – page 9

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 29, 2013	September 30, 2012	September 29, 2013	September 30, 2012

Net income	$61,425	$59,029	$164,264	$153,292
Asset impairment charges	502	1,184	7,352	5,876
Depreciation, depletion and amortization	47,320	48,026	145,574	149,159
Fox River environmental reserves	(164)	(410)	(1,592)	(1,320)
Pension and postretirement plan expense/contributions	9,610	9,633	16,164	(24,274)
Changes in working capital	(5,513)	11,444	(15,864)	(27,830)
Other operating activity*	63,625	23,249	105,386	37,624

Net cash provided by operating activities	176,805	152,155	421,284	292,527

Purchase of property, plant and equipment, net*	(44,015)	(40,083)	(141,176)	(138,121)
(Cost of acquisitions) / Proceeds from dispositions	(3,728)	—	2,472	(503)
Net borrowings / (debt repayments)	9,100	(82,529)	(272,257)	(50,093)
Cash dividends	(31,495)	(30,194)	(93,216)	(89,537)
Other, including effects of exchange rates on cash	1,549	5,789	(2,614)	11,347

Net increase in cash and cash equivalents	108,216	5,138	(85,507)	25,620
Cash and cash equivalents at beginning of period	179,361	196,005	373,084	175,523

Cash and cash equivalents at end of period	$287,577	$201,143	$287,577	$201,143

*	Prior year’s data have been reclassified to conform to the current year’s presentation

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	September 29, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$287,577	$373,084
Trade accounts receivable, net of allowances	688,948	619,761
Other receivables	35,105	36,311
Inventories	391,572	383,272
Prepaid expenses and deferred income taxes	56,145	87,468

	1,459,347	1,499,896
Property, plant and equipment, net	1,049,597	1,034,906
Goodwill	1,102,560	1,110,505
Other intangible assets, net	251,592	276,809
Other assets	226,259	253,949

	$4,089,355	$4,176,065

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$854,908	$764,322
Notes payable and current portion of long-term debt	152,093	273,608
Income taxes payable	27,249	6,305

	$1,034,250	$1,044,235
Long-term debt, net of current portion	947,541	1,099,454
Pension and other postretirement benefits	446,487	461,881
Deferred income taxes and other	67,089	67,281
Total equity	1,593,988	1,503,214

	$4,089,355	$4,176,065

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Sonoco Reports Third Quarter 2013 Results – page 10

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or “GAAP” results. Some of the information presented in this press release reflects the Company’s “as reported” or “GAAP” results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

	Non-GAAP Adjustments
Three Months Ended September 29, 2013	GAAP	Restructuring /Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$100,284	$5,818	$(563)	$105,539
Interest expense, net	$14,286	$—	$—	$14,286

Income before income taxes	$85,998	$5,818	$(563)	$91,253
Provision for income taxes	$27,085	$1,957	$(497)	$28,545

Income before equity in earnings of affiliates	$58,913	$3,861	$(66)	$62,708
Equity in earnings of affiliates, net of taxes	$2,512	$—	$—	$2,512

Net income	$61,425	$3,861	$(66)	$65,220
Net (income) / loss attributable to noncontrolling interests	$(185)	$68	$—	$(117)

Net income attributable to Sonoco	$61,240	$3,929	$(66)	$65,103

Per Diluted Share	$0.59	$0.04	$(0.00)	$0.63

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Sonoco Reports Third Quarter 2013 Results – page 11

	Non-GAAP Adjustments
Three Months Ended September 30, 2012	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$96,343	$(444)	$(3,177)	$92,722
Interest expense, net	$14,852	$—	$—	$14,852

Income before income taxes	$81,491	$(444)	$(3,177)	$77,870
Provision for income taxes	$25,399	$126	$(1,135)	$24,390

Income before equity in earnings of affiliates	$56,092	$(570)	$(2,042)	$53,480
Equity in earnings of affiliates, net of taxes	$2,937	$—	$—	$2,937

Net income	$59,029	$(570)	$(2,042)	$56,417
Net (income) / loss attributable to noncontrolling interests	$(193)	$31	$—	$(162)

Net income attributable to Sonoco	$58,836	$(539)	$(2,042)	$56,255

Per Diluted Share	$0.57	$0.00	$(0.02)	$0.55

	Non-GAAP Adjustments
Nine Months Ended September 29, 2013	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$273,738	$18,785	$391	$292,914
Interest expense, net	$42,961	$—	$—	$42,961

Income before income taxes	$230,777	$18,785	$391	$249,953
Provision for income taxes	$74,746	$6,153	$(174)	$80,725

Income before equity in earnings of affiliates	$156,031	$12,632	$565	$169,228
Equity in earnings of affiliates, net of taxes	$8,233	$—	$—	$8,233

Net income	$164,264	$12,632	$565	$177,461
Net loss attributable to noncontrolling interests	$103	$14	$—	$117

Net income attributable to Sonoco	$164,367	$12,646	$565	$177,578

Per Diluted Share	$1.59	$0.12	$0.01	$1.72

	Non-GAAP Adjustments
Nine Months Ended September 30, 2012	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments	Base

Income before interest and income taxes	$263,778	$24,164	$(2,903)	$285,039
Interest expense, net	$45,521	$—	$—	$45,521

Income before income taxes	$218,257	$24,164	$(2,903)	$239,518
Provision for income taxes	$73,201	$5,912	$(1,037)	$78,076

Income before equity in earnings of affiliates	$145,056	$18,252	$(1,866)	$161,442
Equity in earnings of affiliates, net of taxes	$8,236	$22	$—	$8,258

Net income	$153,292	$18,274	$(1,866)	$169,700
Net loss attributable to noncontrolling interests	$(65)	$104	$—	$39

Net income attributable to Sonoco	$153,227	$18,378	$(1,866)	$169,739

Per Diluted Share	$1.49	$0.18	$(0.02)	$1.65

(1)	Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

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